UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 13, 2008

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PC UNIVERSE, INC.

(Exact name of registrant as specified in its charter)

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Nevada	000-52804	65-0620172
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

504 NW 77th Street, Boca Raton, Florida 33487

(Address of Principal Executive Office) (Zip Code)

(561) 953-0390

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04

Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

(a)

During the course of preparing its audited financial statements for the fiscal year ended December 31, 2007, PC Universe, Inc. (the “Company”) became aware, and on March 13, 2008 determined that the Company was out of compliance with certain financial covenants contained in its Addendum to the Agreement for Wholesale Financing - Flexible Payment Plan dated November 1, 2007 (the “Financing Agreement”) by and between the Company and IBM Credit, LLC (“IBM”).  On March 20, 2008, the Company received a notice of default from IBM, notifying the Company that it is in violation of one or more financial performance covenants contained in its Financing Agreement, which requires the Company to maintain certain financial ratios, percentages and amounts as more particularly set forth in the Financing Agreement.  Under the Financing Agreement, the Company has a secured line of credit of up to $4,000,000, which is collateralized by accounts receivable and inventory of the Company, and which may be utilized as both a working capital line of credit and a flooring facility used to purchase inventory from several suppliers under certain terms and conditions. As of March 26, 2008, the Company owed IBM approximately $1.4 million under the facility for flooring arrangements related to inventory purchases.

IBM stated in the notice of default that it has not determined at this time whether action will be taken as a result of this default; however, the Financing Agreement provides that upon the occurrence and during the continuance of an event of default, IBM, in addition to any other rights and remedies contained in the Financing Agreement, is entitled to (i) exercise any or all rights it has as a secured party under applicable law; (ii) cease making financial accommodations or extending any additional credit to the Company; and (iii) may, at any time at IBM’s election, without notice or demand to the Company, declare the Company’s obligations under the Financing Agreement to be immediately due and payable.

If the Company is unable to regain compliance with the financial performance covenants and IBM exercises its remedies under the Financing Agreement, the Company’s financial condition and operating results will be adversely affected.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

PC UNIVERSE, INC.
(Registrant)

By:	/s/ THOMAS M. LIVIA
Thomas M. Livia President and Co-Chief Executive Officer

Date:  March 26, 2008

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